EXHIBIT 5.1
May 5, 2011
Shutterfly, Inc.
2800 Bridge Parkway
Redwood City, California 94065

Re:  Registration of Securities of Shutterfly, Inc.

Ladies and Gentlemen:

As counsel for Shutterfly, Inc. (the “Company”), I have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “SEC”) in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of an aggregate of One Million Four Hundred and Nine Thousand Seven Hundred and One shares (1,409,701) (the “Plan Shares”) of common stock, par value $0.0001 per share (“Common Shares”), of the Company, issuable pursuant to awards (the “Equity Awards”) granted under the Tiny Prints, Inc. 2008 Equity Incentive Plan (the “Plan”), as assumed in connection with the Agreement and Plan of Merger dated as of March 21, 2011 (the “Merger Agreement”), by and among the Company, Horsley Acquisition Sub I, Inc., a wholly owned subsidiary of the Company, Horsley Acquisition Sub II, LLC, a wholly owned subsidiary of the Company, Tiny Prints, Inc. and a stockholder representative.

As your counsel in connection with the Registration Statement, I have examined the proceedings taken by the Company in connection with the assumption of the Equity Awards and the authorization of the issuance of the Plan Shares, and such documents as I have deemed necessary to render this opinion. For the purpose of the opinion rendered below, I have assumed that in connection with the issuance of the Plan Shares, the Company will receive consideration in an amount not less than the aggregate par value of the Plan Shares covered by each such issuance.

I have examined the originals, or photostatic or certified copies, of such records of the Company and certificates of officers of the Company and such other documents as I have deemed relevant and necessary as the basis for the opinions set forth below. In my examination, I have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to me as originals and the conformity to original documents of all documents submitted to me as copies. I have also assumed that there are no agreements or understandings between or among the Company and any participants in the Plan that would expand, modify or otherwise affect the terms of the Plan or the respective rights or obligations of the participants thereunder, and that each award agreement setting forth the terms of each grant of options or other awards under the Plan is consistent with the Plan and has been duly authorized and validly executed and delivered by the parties thereto.

Based upon and subject to the foregoing, it is my opinion that the Plan Shares, when issued and outstanding pursuant to the terms of the Plan and assumed Equity Awards, will be validly issued, fully paid and nonassessable Common Shares.

I consent to the use of this opinion as an exhibit to the Registration Statement.  In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/Charlotte Falla
Charlotte Falla
Vice President, Legal & General Counsel